Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

PRESS RELEASE

Winchester, Virginia, July 19, 2005

Premier Community Bankshares, Inc. (NASDAQ:  PREM) announced today that it has officially opened its third subsidiary bank—Premier Bank of West Virginia—on Monday, July 18th.  Premier Bank is headquartered in Martinsburg, West Virginia, with its initial branch office located in Shepherdstown, West Virginia.  Premier Bank is under the leadership of Meryl G. Kiser, Chairman, President and CEO.

Mr. Donald Unger, President and CEO of Premier Community Bankshares, Inc., said, “I’m excited about the opportunities in this growing market.  Mr. Kiser has organized a quality staff including seasoned lenders, officers and directors.  This is the right time in the right place with the right people.”

Premier Community Bankshares, Inc. is the parent company of The Marathon Bank, Rockingham Heritage Bank, and Premier Bank of West Virginia, which operates 18 offices in Virginia and the Eastern Panhandle of West Virginia.  The 17 branches and a L.P.O. are serving the counties of Frederick, Clarke, Shenandoah, Warren, Rockingham, Augusta, the cities of Winchester, Harrisonburg, Waynesboro, and Staunton in Virginia, and the counties of Berkeley and Jefferson and the cities of Martinsburg and Shepherdstown in West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

CONTACT:

Donald L. Unger, President and CEO - (540) 869-6600

John K. Stephens, Chairman – (540) 432-9300